RiverSource Life Insurance Co. of New York 20 Madison Avenue Extension Albany, New York 12203 1.800.541.2251

INDIVIDUAL FLEXIBLE PREMIUM SURVIVORSHIP VARIABLE ADJUSTABLE LIFE INSURANCE POLICY

•	Policy continues until surrender, lapse, or the last surviving Insured’s death.

•	Death benefit payable at last surviving Insured’s death.

•

Flexible premiums payable as provided herein. Benefits, values, and periods of coverage are based on actual premiums paid, interest credited, investment performance of the Subaccounts and charges. Interest rates and charges are subject to change by Us as described herein.

•	This policy is nonparticipating. Dividends are not payable.

•	No-lapse guarantees as described herein.

Insureds:             John Doe

                             Jane Doe

Policy Date:        December 01, 2022

Initial Specified

Amount:            $1,500,000

This is a life insurance policy. It is a legal contract between You, as the owner, and Us, RiverSource Life Insurance Co. of New York. PLEASE READ YOUR POLICY CAREFULLY.

In consideration of Your application, receipt of evidence of insurability satisfactory to Us, all outstanding requirements to place Your policy In Force have been satisfied, and payment of the initial premium, We issue this policy and We promise to pay the death benefit less Indebtedness described in this policy to the beneficiary if We receive proof satisfactory to Us that the last surviving Insured died while this policy was In Force.

The owner and the beneficiary are as named in the application unless they are changed as provided for in this policy.

The amount and duration of the death benefit of this policy may increase or decrease as described herein depending on the investment experience of the Subaccounts.

The Policy Value of this policy may increase or decrease daily depending on the investment experience of the Subaccounts. There is no guaranteed minimum Policy Value.

Policy Number:    XXXX-XXXXX

Initial Death

Benefit Option:    1

Your right to examine this policy

You have 10 days to decide if this policy is right for You. If You are not satisfied with it for any reason, return it to Us or Our representative within 10 days after You receive it. If this policy is intended to replace an existing policy, Your right to examine is extended to 60 days. We will refund all premiums paid, including any policy fees or other charges, less Indebtedness. The policy will then be considered void from its start.

Signed for and issued by RiverSource Life Insurance Co. of New York in Albany, New York, as of the Policy Date shown above.

President:

Vice President – Operations:

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DEFINITIONS

The following words are often used in this policy. When We use these words, this is what We mean:

Accumulation Unit

An accounting unit used in the calculation of the value of a Subaccount.

Age Anniversary

An Age Anniversary is the Policy Anniversary on which the Insured becomes a certain Attained Insurance Age.

Attained Insurance Age

Each Insured’s Insurance Age plus the number of Policy Anniversaries since the Policy Date. Attained Insurance Age changes only on a Policy Anniversary.

Cash Surrender Value

The policy Proceeds if the policy is surrendered in full. It is the Policy Value minus any Indebtedness, minus surrender charges shown under Policy Data.

Fixed Account

The portion of the Policy Value that earns interest at a fixed rate not less than the guaranteed interest rate as shown under Policy Data.

Fixed Account Value

The portion of the Policy Value that is allocated to the Fixed Account including Indebtedness.

Indebtedness

All existing loans on this policy plus policy loan interest which has either been accrued or added to the policy loan.

In Force

The Insured’s life remains insured under the terms of this policy.

Insurance Age

The Insurance Age of the Insured on the Policy Date is the issue age shown under Policy Data for each Insured. It is the age We determine from the date of birth listed on the application and is the age on the birthday nearest to the application date.

Insured(s)

The person(s) whose life(ves) is/are insured by this policy shown under Policy Data.

Monthly Date

It is the same day each month as the Policy Date. If there is no Monthly Date in a calendar month, the Monthly Date will be the first day of the next calendar month.

Net Asset Value

The value of the portfolio shares provided to Us by the fund that the Subaccount invests in, at the end of a Valuation Date.

Net Premium

The portion of a premium paid that is credited to the policy as described in the Policy Values section. It is the premium paid minus the premium expense charge. We reserve the right to change the current premium expense charge based on Our expectations of future investment earnings, persistency, and/or expenses. However, it will never exceed the guaranteed premium expense charge shown under Policy Data.

Policy Anniversary

The same day and month as the Policy Date each year that the policy remains In Force.

Policy Date

It is the date from which Policy Anniversaries, policy years and policy months are determined. Your Policy Date is shown under Policy Data.

Policy Value

On a given date the Policy Value equals the Fixed Account Value plus the Variable Account Value.

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Proceeds

Proceeds means the amount payable under this policy as follows:

1.	Upon death of the last surviving Insured, Proceeds will be the death benefit minus any Indebtedness, as of the date of that Insured’s death;

2.	Upon a full surrender of the policy, the Proceeds will be the Cash Surrender Value.

Pro-Rata Basis

Method for allocating amounts to the Fixed Account and to each of the Subaccounts. It is proportional to the value (minus any Indebtedness in the Fixed Account) that each bear to the total Policy Value, minus Indebtedness.

Specified Amount

An amount used to determine the death benefit and the Proceeds payable upon death of the last surviving Insured. The initial Specified Amount is shown under Policy Data.

Subaccounts

Each Subaccount is a separate investment division of the Variable Account and invests in a particular portfolio or fund.

Systematic Distribution Program

A Systematic Distribution Program means a series of prescheduled withdrawals of a portion of the policy’s Cash Surrender Value through policy loans and partial surrenders while an Insured is living, and the policy is In Force. The withdrawal will be payable to You and have a defined start date, and either a defined end date or continuation until Written Request to Terminate the arrangement is received by Us. You may request participation in a Systematic Distribution Program by Written Request, or other requests acceptable to Us. We reserve the right to discontinue such a program at any time.

Terminate/Termination

This policy is no longer In Force. All insurance coverage under this policy has stopped.

Valuation Date

Any day on which the New York Stock Exchange is open for trading, or any other day on which there is a sufficient degree of trading in the investments of the Subaccounts such that the current value might be materially affected.

Valuation Period

The interval of time commencing at the close of business on each Valuation Date and ending at the close of business on the next Valuation Date.

Variable Account

RiverSource of New York Account 8 established under New York law as a segregated asset account of Ours. We have allocated to the Variable Account a part of Our assets for this and certain other policies. Such assets remain Our property. They cannot be charged, however, with liabilities from any other business We may conduct. This means that income, gains, and losses, whether or not realized, from assets allocated to the Variable Account are credited to or charged against the Variable Account without regard to other income, gains or losses incurred by Us.

Variable Account Value

The sum of the values of the Subaccounts under this policy.

We, Our, Us

RiverSource Life Insurance Co. of New York

Written Request

A request in a form satisfactory to Us that is signed and dated by You and received at Our corporate office.

Youngest Insured

The Insured with the youngest issue age as shown under Policy Data.

You, Your

The owner of this policy. The owner may be someone other than the Insureds. The owner is shown in the application unless the owner has been changed as provided in this policy.

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THE INSURANCE CONTRACT

Entire Contract

The entire contract between You and Us is as stated in this policy, Your attached application, and any attached supplemental applications, amendments, endorsements and riders.

No one except one of Our corporate officers (President, Vice President, Secretary or Assistant Secretary) can change or waive any of Our rights or requirements under this policy. That person must do so in writing and the change shall not be valid until endorsed or attached to the policy. None of Our representatives or other persons has the authority to change or waive any of Our rights or requirements under this policy.

In issuing this policy, We have relied upon the application. The statements made in the application are considered representations and not warranties. No material misrepresentations made in the connection with the application will be used by Us to seek to deny a claim or avoid a policy unless that material misrepresentation is part of the application.

After the Policy Date, applications for an increase of the Specified Amount will be attached to and made a part of this policy and will form part of the entire contract. Any statement concerning tobacco status will be attached to and made a part of this policy and will form part of the entire contract.

Policy Incontestability

After this policy has been In Force during the last surviving Insured’s lifetime for two years from the Policy Date, We cannot contest the policy except for nonpayment of premiums.

While this policy is contestable, We, on the basis of a material misrepresentation made in the application, may seek to rescind or reform this policy or contest a claim.

An additional two-year contestable period, which would only apply to the increase in Specified Amount, will start from the effective date of an increase in Specified Amount which requires evidence of insurability. We may contest the representations made in the application for the increase in Specified Amount.

If within two years from the effective date of an Insured’s reclassification to a more favorable substandard class risk factor or risk classification We find there was a material misrepresentation of information provided to Us on the application for reclassification, and it is discovered on or after the death of the last surviving Insured, the Proceeds payable upon death will be:

1.	The Policy Value on the date of death; plus

2.

The amount of insurance that the cost of insurance on the Insured(s), which was deducted from the Policy Value for the policy month during which such death occurred, would have purchased using the cost of insurance rates for the Insured’s correct prior substandard class risk factor or risk classification; minus

3.	Any Indebtedness on the date of death.

If within two years from the effective date of an Insured’s reclassification to a more favorable substandard class risk factor or risk classification We find that there was a material misrepresentation of information provided to Us on the application for reclassification, and it is discovered before the death of the last surviving Insured:

1.

The Specified Amount will be adjusted to the amount it would have been had the cost of insurance, on the Monthly Date immediately preceding the date such misrepresentation is discovered, been based on the Insured’s prior substandard class risk factor or risk classification. The adjustment will take effect on the Monthly Date on or next following the date such misrepresentation is discovered; and

2.

The monthly deduction will then be based on the Insured’s prior correct substandard class risk factor or risk classification beginning on the Monthly Date on or next following the date such misrepresentation is discovered.

Suicide Exclusion

Suicide by the last surviving Insured within two years from the Policy Date is not covered by this policy. In this event the only amount payable by Us to the beneficiary will be the gross premiums which You have paid, minus any Indebtedness and partial surrenders.

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If the last surviving Insured commits suicide within two years from the effective date of:

1.	Any increase in Specified Amount which requires proof of insurability; or

2.	Any rider attached to this policy;

then the amount payable by Us with respect to the increased coverage or rider benefit will be limited to the monthly deductions for such additional Specified Amount or rider on the life of either Insured.

Policy Exchange

During the first two policy years, You have the right to exchange the policy for a flexible premium adjustable life policy that provides for benefits that do not vary with the investment experience of the Subaccounts. This is accomplished by a transfer of all of the value in the Subaccounts to the Fixed Account without charge. The rules for transferring from the Subaccounts to the Fixed Account following a Fixed Account to Subaccount transfer will be waived only once.

Misstatement of an Insured’s Age or Sex

If an Insured’s age or sex has been misstated, and it is discovered on or after the death of the last surviving Insured, the Proceeds payable upon the last surviving Insured’s death will be:

1.	The Policy Value on the date of death; plus

2.

The amount of insurance that the cost of the insurance on the Insureds, which was deducted from the Policy Value for the policy month during which the last surviving Insured’s death occurred, would have purchased had the cost of the insurance been calculated using the cost of insurance rates for the correct age and sex; minus

3.	Any Indebtedness on the date of death.

If an Insured’s age or sex has been misstated and it is discovered before the death of the last surviving Insured:

1.

The Specified Amount will be adjusted to the amount it would have been had the cost of insurance, on the Monthly Date immediately preceding the date the misstatement is discovered, been based on the Insured’s correct age and sex. The adjustment will take effect beginning on the Monthly Date on or next following the date such misstatement is discovered; and

2.	The monthly deduction will then be based on the Insured’s correct age and sex beginning on the Monthly Date on or next following the date such misstatement is discovered.

Voting Rights

All policy owners with Variable Account Values will have voting rights. So long as federal law requires, You may have the right to vote at shareholder meetings. If You have voting rights, We will send You a notice of the time and place of any such meetings. The notice will explain matters to be voted upon and how many votes You will have.

Policy Termination

This policy will Terminate on the earliest of the following:

1.	The date You request, by Written Request or other requests acceptable to Us, that coverage ends;

2.	The date You surrender the policy in full;

3.	The date of lapse; or

4.	The date of death of the last surviving Insured.

Your Written Request to Terminate coverage will be effective as of the date We receive Your Written Request, or a later date if specified in Your request. If We accept a request for Termination by other than Written Request, it will be effective as of the date We receive Your request, or a later date if specified in Your request.

Tax Treatment of this Policy

This policy is intended to qualify for treatment as a life insurance policy under Sections 72, 101, 7702, and other relevant sections of the Internal Revenue Code as they now exist or may later be amended. We reserve the right to endorse this policy to comply with:

1.	Future changes in the Internal Revenue Code;

2.	Any regulations or rulings issued under the Internal Revenue Code; and

3.	Any other requirements imposed by the Internal Revenue Service;

with respect to remaining qualified for treatment as a life insurance policy under these Internal Revenue Code sections.

If endorsed, We will provide the owner with a copy of any such endorsement. Such endorsement must be approved by the New York State Department of Financial Services before it is effective. If such change would diminish the rights and/or benefits under this policy, We will obtain Your prior written consent.

116947	Page 7	1/23

We reserve the right to decline any change that would cause this policy to lose its ability to be tested for federal income tax purposes under the CSO mortality tables shown under Policy Data.

This provision should not be construed to guarantee that this policy will receive tax treatment as life insurance or that the tax treatment of life insurance will never be changed by future actions of any tax authority.

Distribution of Policy Value

If the death benefit, less the Policy Value, ever exceeds three times the distribution threshold as defined below, We reserve the right to make a distribution of the Policy Value. The distribution would be the amount needed to make the death benefit, less the Policy Value, equal to three times the distribution threshold.

The distribution threshold is equal to:

(a) + (b)

where:

(a)	Is the initial Specified Amount; and

(b)	Is the amount of any increase in the Specified Amount other than that resulting solely from a change in the death benefit option.

Any such distribution will be treated as if it was a partial surrender with the following exceptions:

1.	The partial surrender fee will not be applied; and

2.	The Specified Amount will not be reduced by the distribution amount.

See the Policy Change section for details on how to request a change in the Specified Amount and how a change in the death benefit option impacts the Specified Amount.

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OWNER AND BENEFICIARY

Your Rights as Owner of this Policy

As long as either or both Insureds are living and unless otherwise provided in this policy, You may exercise all rights and privileges provided in this policy or allowed by Us.

Successor Owner

A successor owner becomes the new owner of this policy if You die during the lifetime of either Insured. If no successor owner is living at the time of Your death, ownership will pass to Your estate. The successor owner, if any, is shown in the application unless changed as provided below.

Changing Ownership of this Policy

You can change the ownership of this policy by Written Request on a form satisfactory to Us. A successor owner may also be changed in this same way. The change must be made while an Insured is living. Once the change is received by Us, it will take effect as of the date Your request was signed, or a later date if specified in Your request, subject to any action taken or payment made by Us before We received the change.

Proceeds Paid to Beneficiary upon Death of the Last Surviving Insured

We will pay Proceeds to the beneficiary or beneficiaries which You have named in the application unless You have since changed the beneficiary as provided below. If the beneficiary has been changed, We will pay the Proceeds in accordance with Your last change of beneficiary request.

Only those beneficiaries who are living at the last surviving Insured’s death may share in the Proceeds. If no beneficiary survives the last surviving Insured, We will pay the Proceeds to You, if living, otherwise, to Your estate.

Change of Beneficiary by Owner

You may change the beneficiary anytime while an Insured is living by Written Request on a form satisfactory to Us. Once the change is received by Us, it will take effect as of the date Your request was signed, or a later date if specified in Your request, subject to any action taken or payment made by Us before We received the change.

If an irrevocable beneficiary is on record, such beneficiary cannot be changed without the written consent of the irrevocable beneficiary.

Assignment

While an Insured is living, You can only assign this policy or any interest in it by Written Request on a form satisfactory to Us and a copy of any assignment must be submitted to Us. Your interest and the interest of any beneficiary is subject to the interest of the assignee. An assignment is not a change of ownership, and an assignee is not an owner as these terms are used in this policy. Any policy Proceeds payable to the assignee will be paid in a single sum.

If an irrevocable beneficiary is on record, the policy cannot be assigned without the written consent of the irrevocable beneficiary.

Any assignment, unless otherwise specified by You, shall take effect as of the date the assignment was signed, subject to any action taken or payment made by Us before We receive the assignment. We are not responsible for the validity or sufficiency of any assignment.

To Terminate the assignment, the collateral assignee must release his or her interest in the policy.

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PREMIUMS

Premium Payments

There are three types of premium payments that apply to this policy:

1.	The initial premium;

2.	Scheduled premiums; and

3.	Unscheduled premiums.

Premiums must be paid or mailed to Us at Our corporate office or to an authorized agent. We will give You a receipt if You request one. A check or draft given for all or part of a premium, unless paid upon its presentation to the bank or person drawn on, shall not be considered payment.

We reserve the right to require evidence of insurability or limit the amount of any premium payment that would result in more than a dollar for dollar increase in the death benefit.

Initial Premium

The initial premium is the premium due on or before the Policy Date. The initial premium payment must be received by Us before the policy can become effective, and no insurance will take effect until this amount is paid.

Scheduled Premium

The scheduled premium is the premium shown under Policy Data. It is payable at the stated interval which You selected in the application. However, no scheduled premium may be paid on or after the Youngest Insured’s Attained Insurance Age 120 Anniversary except amounts required to keep the policy In Force under the Grace Period provision.

The scheduled premium will serve only as an indication of Your preference as to the probable future amount and frequency of payments. You may change the amount or frequency at any time by Written Request or other requests acceptable to Us.

Scheduled premiums may be paid annually, semi-annually, or quarterly. Payment at any other interval must be approved by Us. Any scheduled premium payment must be at least $25.

Unscheduled Premium Payments

You can make additional premium payments of at least $25 at any time prior to the Youngest Insured’s Attained Insurance Age 120 Anniversary. After that, We will only accept amounts required to keep the policy In Force under the Grace Period provision.

Restrictions of Premium Payments

This policy is intended to qualify for treatment as a life insurance policy under Sections 72, 101, 7702, and other relevant sections of the Internal Revenue Code as they now exist or may later be amended.

We reserve the right to refuse premiums and return them with interest, unless the premium is necessary to continue coverage, if such premiums would disqualify this policy from:

1.	Treatment as a life insurance policy under Internal Revenue Code Sections 72, 101, and 7702; or

2.	Favorable tax treatment under Internal Revenue Code Sections 72 and 101.

Premium Processing

The Net Premium is allocated to the Fixed Account and the Subaccounts according to Your premium allocation percentages in effect. You may change Your premium allocation percentages at any time by Written Request or other requests acceptable to Us.

Net Premiums received before the Policy Date will be allocated to the Subaccounts and the Fixed Account on the Policy Date in accordance with Your premium allocation percentages in effect. For any premium received on or after the Policy Date, the Net Premium will be allocated in accordance with Your premium allocation percentages in effect.

116947	Page 10	1/23

On the Youngest Insured’s Attained Age 119 Anniversary, the premium allocation percentages will be set to allocate all premium and loan repayments to the Fixed Account and may not be changed.

Grace Period

If on a Monthly Date the Cash Surrender Value is less than the monthly deduction for the policy month following such Monthly Date, and the no-lapse guarantee is not in effect, a grace period of 61 days will begin.

The grace period will give You time to make a premium payment or loan repayment sufficient to continue Your coverage. Within 30 days following the Monthly Date, We will mail to Your last known address, and to any assignee of record, a notice as to the payment needed.

The premium payment or loan repayment needed will be the lesser of:

1.	An amount so that the Cash Surrender Value is sufficient to pay any overdue monthly deductions, plus the next three monthly deductions; or

2.	The amount needed to keep the no-lapse guarantee in effect, if it is eligible to be kept in effect, during the grace period and for three months after the end of the grace period.

If the premium payment or loan repayment is not paid within the grace period, all coverage under this policy will Terminate without value at the end of the 61-day grace period. This type of Termination is known as lapse. The end of the grace period is the date of lapse.

Any payment sent by U.S. mail must be postmarked within the grace period to keep the policy In Force.

If the last surviving Insured’s death occurs during the grace period and benefits become payable under the policy, the lesser of the following will be deducted from the Proceeds:

1.	Any overdue monthly deductions; or

2.	The premium required to keep the no-lapse guarantee in effect, if it is eligible to be kept in effect.

If the no-lapse guarantee is in effect as described in the next provision, the policy will not enter the grace period.

No-Lapse Guarantee

The no-lapse guarantee provides that during the no-lapse guarantee period shown under Policy Data, this policy will not Terminate even if the Cash Surrender Value is insufficient to pay the monthly deduction on a Monthly Date. Sufficient premium as described below must be paid to keep the no-lapse guarantee in effect.

The no-lapse guarantee will remain in effect if, on each Monthly Date:

(a) equals or exceeds (b) where:

(a)	Is the sum of all premiums paid, minus any partial surrenders and partial surrender fees, and minus any Indebtedness; and

(b)	Is the no-lapse guarantee premium, shown under Policy Data, times the number of months since the Policy Date, including the current month.

To keep the no-lapse guarantee in effect, premiums may be paid at any interval so long as the conditions above have been met.

While this policy is kept In Force by the no-lapse guarantee, any monthly deduction amounts that exceed the Policy Value, minus any Indebtedness, will be waived.

If on a Monthly Date sufficient premiums have not been paid to maintain the no-lapse guarantee, the No-Lapse Guarantee provision will no longer be in effect. Therefore, Your policy will enter the grace period if the Cash Surrender Value is insufficient to pay the monthly deduction.

Within 60 days following the Monthly Date where sufficient premiums have not been paid to maintain the no-lapse guarantee, We will mail to Your last known address, a notice as to the payment needed within the next 60 days to continue the no-lapse guarantee. If the premium is not paid within this period, the no-lapse guarantee will no longer be in effect.

The no-lapse guarantee, however, can be reinstated within two years from the date it was last in effect. The amount needed to reinstate the no-lapse guarantee is an amount equal to:

(a) + (b) + (c) - (d)

where:

(a)	Is the sum of premiums required to keep the no-lapse guarantee in effect to the date of reinstatement assuming a no-lapse guarantee was always in effect since the Policy Date;

(b)	Is any partial surrenders and partial surrender fees that have been taken up to the date of reinstatement;

(c)	Is any Indebtedness on the date of reinstatement;

(d)	Is the total of all premiums paid to the date of reinstatement.

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The no-lapse guarantee premium will change if:

1.	The Specified Amount is increased or decreased;

2.	The death benefit option is changed; or

3.	Riders are added, changed or terminated.

The new no-lapse guarantee premium will apply from the date of the change.

Although Your policy will remain In Force, if You pay only the premium needed to keep the no-lapse guarantee in effect, You may be foregoing the advantage of building up Policy Value.

If the no-lapse guarantee terminates before the end of the no-lapse guarantee period, the Cash Surrender Value may not be sufficient to keep this policy In Force without payment of an additional premium. At the end of the no-lapse guarantee period, the Cash Surrender Value may not be sufficient to keep this policy In Force without payment of additional premium. The premium required to keep this policy In Force may be higher than the premiums required for the no-lapse guarantee.

Reinstatement

This policy may be reinstated within three years after the end of the grace period, unless it was surrendered for cash. To do this, We will require all of the following:

1.	Your Written Request on a form satisfactory to Us to reinstate the policy;

2.	Evidence of insurability of the Insured satisfactory to Us that:

a.	Both Insureds remain insurable; or

b.	The last surviving Insured remains insurable (in this case, We must receive due proof that the first Insured’s death occurred before the date of lapse);

3.	Payment of the required reinstatement premium or loan repayment amount;

4.	A premium payment greater than or equal to the amount needed to keep this policy and any reinstated riders In Force for at least three months after the date of reinstatement; and

5.	Payment or reinstatement of any Indebtedness.

If the policy is within the no-lapse guarantee period, and the no-lapse guarantee is no longer in effect, but it can be reinstated, the required repayment amount to reinstate the policy is an amount equal to the lesser of:

1.	An amount equal to (a) + (b) + (c) - (d) - (e)

where:

(a)	Is the sum of required premiums for the no-lapse guarantee to the date of reinstatement assuming a no-lapse guarantee was always in effect since the Policy Date;
(b)	Is any partial surrenders and partial surrender fees that have been taken to the date of reinstatement;

(c)	Is any Indebtedness on the policy at the end of the grace period;

(d)	Is any Indebtedness repaid on the date of the reinstatement; and

(e)	Is the total of all premiums paid to the date of reinstatement; or

2.	An amount equal to (a) + (b) + (c) + (d) - (e) - (f)

where:

(a)	Is the surrender charge which will be reinstated to what it would have been if the policy had not lapsed;

(b)	Is an amount equal to the monthly deductions not taken during the grace period;

(c)	Is an amount equal to the next 3 monthly deductions that will be taken after reinstatement;

(d)	Is any Indebtedness on the policy at the end of the grace period;

(e)	Is any Indebtedness repaid on the date of the reinstatement; and

(f)	Is the Policy Value as of the last day of the grace period.

If the policy is within the no-lapse guarantee period, but the no-lapse guarantee is no longer in effect and it cannot be reinstated or the policy is beyond the no-lapse guarantee period, the required repayment amount to reinstate the policy is an amount equal to;

(a) + (b) + (c) + (d) - (e) - (f)

where:

(a)	Is the surrender charge which will be reinstated to what it would have been if the policy had not lapsed;

(b)	Is an amount equal to the monthly deductions not taken during the grace period;

(c)	Is an amount equal to the next 3 monthly deductions that will be taken after reinstatement;

(d)	Is any Indebtedness on the policy at the end of the grace period;

(e)	Is any Indebtedness repaid on the date of the reinstatement; and

(f)	Is the Policy Value as of the last day of the grace period.

The Policy Value on the date of reinstatement will be equal to:

1.	The Policy Value as of the last day of the grace period; plus

2.	The required reinstatement premium; plus

3.	Any premium in excess of the required reinstatement premium; minus

4.	The monthly deductions not collected during the 61-day grace period.

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Surrender charges will return to what they would have been if the policy had not lapsed. Any Indebtedness on the policy at the end of the grace period will be reinstated unless it is repaid prior to or at the time of reinstatement.

The effective date of a reinstated policy will be the Monthly Date on or next following the date We approve the application for reinstatement.

The Net Premium paid upon reinstatement will be allocated according to Your premium allocation percentages in effect at time of lapse.

An additional two-year contestable period will start from the effective date of reinstatement, and We may contest the material misrepresentations made in the reinstatement application.

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DEATH BENEFITS

Death Benefit Prior to or on the Youngest Insured’s Attained Insurance Age 120 Anniversary

The death benefit upon death of the last surviving Insured prior to or on the Youngest Insured’s Attained Insurance Age 120 Anniversary will be the greater of:

1.	The amount based on the death benefit option in effect as of the date of the last surviving Insured’s death; or

2.	The Policy Value multiplied by the death benefit percentage found in the death benefit percentage table shown under Policy Data.

Death Benefit Options

The initial death benefit option is shown under Policy Data. While this policy is In Force, You may change the option as explained in the Policy Change section, or as described in any attached riders or endorsements.

Option 1

The amount under this option will be the Specified Amount.

Option 2

The amount under this option will be the Specified Amount plus the Policy Value of this policy.

The initial Specified Amount is shown under Policy Data. Such amount may be changed as explained in the Policy Change section.

The death benefit option is shown under Policy Data. We reserve the right to make additional death benefit options available under this policy at any time.

Death Benefit After the Youngest Insured’s Attained Insurance Age 120 Anniversary

The death benefit upon death of the last surviving Insured after the Youngest Insured’s Attained Insurance Age 120 Anniversary will be the greater of:

1.

The death benefit on the Youngest Insured’s Attained Insurance Age 120 Anniversary, minus any partial surrenders and partial surrender fees occurring after the Youngest Insured’s Attained Insurance Age 120 Anniversary; or

2.	The Policy Value on the date of death of the last surviving Insured’s death.

Proceeds Payable at the Last Surviving Insured’s Death

The Proceeds payable upon death of the last surviving Insured will be:

1.	The death benefit provided by this policy; minus

2.	The amount required to continue coverage to the date of death without the policy entering the grace period (if death occurs during the grace period); minus

3.	Any Indebtedness as of the date of death.

Life Insurance Qualification Test

The life insurance qualification test is used to determine if a policy will qualify as life insurance under applicable tax laws. The life insurance qualification test and death benefit percentage table for this test is shown under Policy Data. The test may not be changed after the Policy Date.

Disclosure

Keeping the policy In Force on or after an Insured’s Attained Insurance Age 100 Anniversary raises certain tax issues to which there are currently no clear answers. They include, but are not limited to, the following:

1.	The policy may no longer qualify as life insurance for federal income tax purposes; and

2.

If the Internal Revenue Service (IRS) takes the position that the policy does not qualify for life insurance for federal income tax purposes on or after an Insured’s Attained Insurance Age 100 Anniversary, You could be taxed on any gain in the policy on or after an Insured’s Attained Insurance Age 100 Anniversary.

The IRS has issued guidance regarding these tax concerns by providing a safe harbor for certain insurance policies that extend coverage beyond age 100 (see IRS Revenue Procedure 2010-28). This policy is intended to meet the safe harbor requirements.

We strongly urge You to consult with Your own tax advisor about the income tax consequences on or after an Insured’s Attained Insurance Age 100 Anniversary. We accept no responsibility for any tax consequences incurred on or after an Insured’s Attained Insurance Age 100 Anniversary.

116947	Page 14	1/23

POLICY CHANGE

Request to Change Benefits

While this policy is In Force, You may request to decrease or increase the Specified Amount. You may also request certain changes to the death benefit option. Such changes are subject to the rules below.

Rules for Changing the Specified Amount

You may change the Specified Amount once per year by Written Request. Decreases may only be made after the first policy year. The rules are as follows:

Decreases of the Specified Amount

1.	Any decrease will be effective on the Monthly Date on or next following Our receipt of Your Written Request. Any such decrease will be applied in the following order:

a.	Against the initial Specified Amount shown under Policy Data; then

b.	Against the increases successively following the initial Specified Amount.

2.	The Specified Amount that remains In Force after a requested decrease may not be less than the minimum Specified Amount allowed as shown under Policy Data.

3.	We reserve the right to decline to make any Specified Amount decrease that We determine would cause this policy to fail to qualify as life insurance under applicable tax laws.

Increases of the Specified Amount

The following rules apply to any increase in Specified Amount other than that resulting solely from a change in death benefit option:

1.	You must apply for an increase by Written Request on a form satisfactory to Us prior to the Youngest Insured’s Attained Insurance Age 86 Anniversary.

2.	You must furnish satisfactory evidence of insurability of the Insureds.

3.	Any increase will be subject to Our issue rules and limits at the time of increase.

4.	The minimum increase in the Specified Amount is $10,000.

5.	Any increase will be effective on the Monthly Date on or next following the date Your application is approved.

6.	An additional administrative charge will apply to the amount of any increase in the Specified Amount.

7.	A new schedule of surrender charges will apply to the amount of any increase in the Specified Amount.

Changes to the Death Benefit Option

Prior to the Youngest Insured’s Attained Insurance Age 120 Anniversary, You may change the death benefit option once per year by Written Request. The change in option will be effective on the Monthly Date on or next following the date We approve Your request.

If the death benefit option is 2, it may be changed to option 1. The new Specified Amount will be the option 2 death benefit as of the effective date of the change.

If the death benefit option is 1, it may be changed to option 2. The new Specified Amount will be the option 1 death benefit minus the Policy Value as of the effective date of the change.

The death benefit after a change may not be less than the minimum Specified Amount allowed as shown under Policy Data.

We reserve the right to decline to make any death benefit option change that We determine would cause this policy to fail to qualify as life insurance under applicable tax laws.

Request to Change Risk Classification or Substandard Class Risk Factor

While this policy is In Force and prior to the Youngest Insured’s Attained Insurance Age 119 Anniversary, You may apply for a change to a more favorable substandard class risk factor or risk class (including a request to change from tobacco to nontobacco status) for either or both Insureds. Such changes are subject to the rules below.

1.	You must apply for the change by Written Request on a form satisfactory to Us.

2.	You must furnish satisfactory proof of insurability of the Insured for the change.

3.	Any change will be subject to Our underwriting rules and requirements at the time the change is requested.

4.	Any change will be effective on the Monthly Date on or next following the date Your application is approved.

Upon reclassification, premiums, cost of insurance, administrative charges, and surrender charges will be based on the new classification. Updated policy data pages reflecting the new amounts will be provided.

The reclassification may result in adverse tax consequences. Consult with Your own tax advisor before proceeding with the reclassification.

116947	Page 15	1/23

POLICY VALUES

Policy Value

On a given date the Policy Value equals the Fixed Account Value plus the Variable Account Value.

Fixed Account Value

On the Policy Date, the Fixed Account Value equals:

1.	The portion of the initial Net Premiums received prior to or on the Policy Date which are allocated to the Fixed Account; minus

2.	The portion of the monthly deduction taken from the Fixed Account for the first policy month.

On any subsequent date, the Fixed Account Value will be calculated as:

(a) + (b) + (c) + (d) - (e) - (f) - (g)

where:

(a)	Is the Fixed Account Value as of the prior day;

(b)	Is interest earned on (a) above since the prior day;

(c)	Is the portion of Net Premiums allocated to the Fixed Account and received since the prior day;

(d)	The amount of any transfers from the Subaccounts to the Fixed Account, including transfers due to loans taken or interest charged on Indebtedness, since the prior day;

(e)	Is the amount of any transfers from the Fixed Account, including loan repayment transfers, to any Subaccounts since the prior day;

(f)	Is the amount of any partial surrender and partial surrender fees taken from the Fixed Account since the prior day; and

(g)	If the date of calculation is a Monthly Date, the portion of the monthly deduction taken from the Fixed Account.

The interest rate applied in the calculation of the Fixed Account Value is the Fixed Account guaranteed interest rate shown under Policy Data. Interest in excess of the Fixed Account guaranteed rate may be applied in the calculation of the Fixed Account Value. Any change in excess interest rates will be determined by Us based on Our expectations as to future investment earnings, mortality, persistency and expenses.

Interest in excess of the Fixed Account guaranteed interest rate shown under Policy Data will not be applied to the portion of the Policy Value which equals any Indebtedness due Us. Interest in excess of the Fixed Account guaranteed interest rate is nonforfeitable, except indirectly due to any applicable surrender charge.

Variable Account Value

The Variable Account Value is the sum of the values of the Subaccounts.

On the Policy Date, the value of each Subaccount equals:

1.	The portion of the initial Net Premiums received prior to or on the Policy Date which are allocated to the Subaccount; minus

2.	The portion of the monthly deduction taken from the Subaccount for the first policy month.

On any subsequent date, the value of each Subaccount is calculated as:

(a) + (b) + (c) - (d) - (e) - (f)

where:

(a)	Is the value of the Subaccount on the preceding Valuation Date, multiplied by the net investment factor for the current Valuation Period;

(b)	Is the portion of Net Premiums allocated to the Subaccount and received during the current Valuation Period;

(c)	Is the amount of any transfers from other Subaccounts or the Fixed Account, including loan repayment transfers, to the Subaccount during the current Valuation Period;

(d)

Is the amount of any transfers from the Subaccount to other Subaccounts, or the Fixed Account, including transfers due to loans taken or interest charged on Indebtedness, during the current Valuation Period;

(e)	Is the amount of any partial surrender and partial surrender fees taken from the Subaccount during the current Valuation Period; and

(f)	Is the portion of any monthly deduction during the current Valuation Period allocated to the Subaccount for the policy month following the Monthly Date.

116947	Page 16	1/23

Monthly Deduction

A monthly deduction is made on each Monthly Date prior to the Youngest Insured’s Attained Insurance Age 120 Anniversary for the policy fee, administrative charge, cost of insurance, mortality and expense risk charge, and cost of any riders for the policy month following such Monthly Date.

The monthly deduction for a policy month will be calculated as:

(a) + (b) + (c) + (d) + (e)

where:

(a)	Is the policy fee;

(b)	Is the administrative charge;

(c)	Is the cost of insurance for the policy month;

(d)	Is the mortality and expense risk charge; and

(e)	Is the cost of any policy riders for the policy month.

The monthly deduction will be taken from the Fixed Account and the Subaccounts according to the monthly deduction allocation percentages in effect for this policy. You may choose any whole percentages for the Fixed Account and each Subaccount from 0% to 100%. By Written Request or other requests acceptable to Us, You may change the percentages. Any change will be effective for monthly deductions taken thereafter.

If You do not specify the monthly deduction allocation percentages for the Fixed Account and each Subaccount, or if the value in the Fixed Account or in any Subaccount is insufficient to pay the portion of the monthly deduction so allocated, the monthly deduction will be taken from the Fixed Account and the Subaccounts on a Pro-Rata Basis.

Policy Fee

There is a monthly policy fee deducted each month prior to the Youngest Insured’s Attained Insurance Age 120 Anniversary. We reserve the right to change the policy fee based on Our expectations of future investment earnings, persistency, and/or expenses. However, it will never exceed the guaranteed policy fee shown under Policy Data.

Administrative Charge

There is a monthly administrative charge deducted each month prior to the Youngest Insured’s Attained Insurance Age 120 Anniversary. We reserve the right to change the administrative charge based on Our expectations of future investment earnings, persistency, and/or expenses. However, it will never exceed the guaranteed administrative charge shown under Policy Data.

Cost of Insurance

The cost of insurance for the policy month is calculated as:

(a + d) x (b - c)

          1000

where:

(a)	Is the monthly cost of insurance rate described below;

(b)	Is the death benefit divided by the Guaranteed Interest Rate Factor shown under Policy Data;

(c)

Is the Policy Value at the beginning of the policy month. At this point, the Policy Value has been reduced by the monthly deduction except for the part of the monthly deduction that pays for the cost of insurance; and

(d)	Is the flat extra rate, shown under Policy Data.

If there have been increases in the Specified Amount, the Policy Value is allocated on a proportional basis to the initial Specified Amount and each subsequent increase.

See the Decreases of the Specified Amount provision of the Policy Change section for how decreases impact the initial Specified Amount and each subsequent increase.

Cost of Insurance Rate

The cost of insurance rate used in the cost of insurance calculation is based on the sex, Insurance Age, years since issue, and risk classification of each Insured.

The cost of insurance rate used in the cost of insurance calculation for any increase in Specified Amount is based on the sex, Attained Insurance Age at the time of increase, years since increase, and risk classification of each Insured at the time of increase.

116947	Page 17	1/23

We may change cost of insurance rates from time to time. Any change in the cost of insurance rate will apply to all individuals of the same risk classification as the Insured(s). Cost of insurance rates will be determined by Us based on Our expectations of mortality, future investment earnings, persistency, and/or expenses. However, the cost of insurance rates will not exceed the guaranteed Maximum Monthly Cost of Insurance Rates shown under Policy Data and are based on the CSO Mortality Tables shown under Policy Data.

Mortality and Expense Risk Charge

The mortality and expense risk charge for the policy month is calculated as:

(a)	x (b)
12

where:

(a)	Is the Variable Account Value. At this point, the Variable Account Value has not been reduced by any part of the monthly deduction; and

(b)	Is the mortality and expense risk rate.

The mortality and expense risk charge compensates Us for assuming the mortality and expense risks under the policy. We reserve the right to change the mortality and expense risk rate based on Our expectations of mortality, future investment earnings, persistency, and/or expenses. However, it will never exceed the guaranteed mortality and expense risk rate shown under Policy Data. If a more favorable mortality and expense risk rate is used it will be applied monthly.

The mortality and expense charges are guaranteed not to reduce the Specified Amount You have chosen and are part of the calculation of Your policy’s monthly cost of insurance.

Basis Used for Policy Values

Values and reserves are equal to or greater than those required by law. Where required, a detailed statement of the method of computation of values and reserves has been filed with the insurance regulator in which this policy is delivered.

Receiving Information about the Values of this Policy

At least once a year, without charge, We will send to Your last known address a report that shows:

1.	The beginning and end dates of the current report period;

2.	The Policy Value at the end of the previous and current report periods;

3.	The current death benefit at the end of the current report period payable at the last surviving Insured’s death;

4.	The premiums paid;

5.	The interest credited by Us;

6.	All charges since the last report;

7.	Information related to the No-Lapse Guarantee;

8.	Indebtedness on this policy;

9.	Remaining loan value available;

10.	The current Cash Surrender Value; and

11.	A notice if the policy’s Cash Surrender Value will not maintain the insurance In Force for the next year unless further premium payments are made.

At any time and without charge, We will provide a projection of future death benefits and Policy Values upon Written Request by You.

116947	Page 18	1/23

Paid-Up Option

By Written Request, the Cash Surrender Value of this policy can be used to purchase an amount of paid-up insurance. The request may be made in the 30 days before any Policy Anniversary prior to the Youngest Insured’s Attained Insurance Age 120 Anniversary. If You request this option, You will be forfeiting all rights to make future premium payments. Any riders will Terminate. The paid-up insurance policy will be effective as of the Policy Anniversary after Your Written Request.

The insurance amount and Cash Surrender Value of the paid-up insurance will be based on the cost of insurance rates guaranteed in this policy, with interest at the Fixed Account guaranteed interest rate shown under Policy Data. This policy’s death benefit and Policy Value, both as of the date of the paid-up policy’s purchase, will also be used to compute the paid-up policy’s insurance amount. The paid-up policy’s insurance amount, minus its Cash Surrender Value, cannot be greater than this policy’s death benefit, minus its Policy Value. The amount purchased will remain level. Any Cash Surrender Value of the policy that is not used to purchase the paid-up insurance amount will be paid to You. The amount of paid-up insurance will not be less than that required by law of the state in which this policy is delivered.

At any time before the last surviving Insured’s death, You may surrender the paid-up insurance for its Cash Surrender Value.

116947	Page 19	1/23

POLICY SURRENDER

Policy Surrender

You may surrender this policy for its Cash Surrender Value at any time by Written Request, or other requests acceptable to Us. Upon surrender for the full Cash Surrender Value, this policy will Terminate.

The Cash Surrender Value of this policy is:

1.	The Policy Value at the time of surrender; minus

2.	Any Indebtedness on this policy; minus

3.	Any applicable surrender charges shown under Policy Data.

Partial Surrender

Subject to the rules below, You may partially surrender this policy by Written Request, or other requests acceptable to Us for an amount less than the Cash Surrender Value while this policy is In Force, including on or after the Youngest Insured’s Attained Insurance Age 120 Anniversary. A partial surrender fee will be applied as shown under Policy Data.

If death benefit option 1 is in effect, both the Specified Amount and the Policy Value will be reduced by the amount of the partial surrender and partial surrender fee. If death benefit option 2 is in effect, the Policy Value will be reduced by the amount of the partial surrender and partial surrender fee.

Various provisions of this policy may be affected by partial surrenders, including the no-lapse guarantee as described in the Premiums section.

Rules for a Partial Surrender

The following rules shall apply to any partial surrender:

1.	Partial surrenders may not be made in the first policy year;

2.	The minimum amount that may be surrendered is $500;

3.	The partial surrender amount cannot exceed 90% of the full Cash Surrender Value; and

4.	Partial surrenders may not be made if the Specified Amount that remains In Force is less than the minimum Specified Amount allowed as shown under Policy Data.

We reserve the right to decline a request for a partial surrender that We determine would cause this policy to fail to qualify as life insurance under applicable tax laws. You can specify the percentages for the allocation of the partial surrender from the Fixed Account and each Subaccount. If You do not specify the percentages for allocation of the partial surrender from the Fixed Account and each Subaccount, the surrender will be made from the Fixed Account and the Subaccounts on a Pro-Rata Basis.

Payment of a Surrender

We will normally pay the portion of any surrendered amount from the Subaccounts within seven days after We receive Your Written Request. We reserve the right, however, to suspend or delay the date of any surrender payment from the Subaccounts for any period:

1.	When the New York Stock Exchange is closed for trading (except for normal holiday closing); or

2.	When the Securities and Exchange Commission has determined that a state of emergency exists which may make such payment impractical.

Additionally, for any surrender request from the Fixed Account, We reserve the right to postpone the payment for up to six months after We receive Your Written Request. If We postpone payment more than 10 days after we receive the documentation necessary to complete the surrender, We will also pay You interest at the rate of interest currently in effect for the provision entitled Option A – Interest Payments in the Payment of Proceeds section of this policy. However, no interest will be paid if the amount of interest is less than $25.

116947	Page 20	1/23

POLICY LOANS

Borrowing Money on this Policy

By Written Request or other requests acceptable to Us, You may obtain a loan from Us at any time before the last surviving Insured’s death whenever this policy has a Cash Surrender Value. This policy is the only security required for Your loan. We will pay interest on the Policy Value loaned at the Fixed Account Guaranteed Interest Rate shown under Policy Data.

If You do not specify the percentages for allocation of the loan from the Fixed Account and each Subaccount, the loan will be made from the Fixed Account and the Subaccounts on a Pro-Rata Basis.

The amount of any loan and loan interest from the Subaccounts will be transferred from the Subaccounts to the Fixed Account.

Various provisions of this policy may be affected by loans, including the no-lapse guarantee as described in the Premiums section.

Maximum Loan Value of this Policy

You can borrow an amount up to 90% of the Cash Surrender Value. The maximum loan value is the Policy Value minus surrender charges, minus any existing Indebtedness. We calculate the Policy Value as of the date of the loan. In determining the maximum loan value, We reserve the right to subtract monthly deductions and loan interest for three months.

Interest Rate for a Policy Loan

Loan interest is charged daily and payable at the end of the policy year at an interest rate that is less than or equal to the guaranteed loan interest rates shown under Policy Data. The loan interest rate as of the Policy Date will remain in effect for the first ten policy years. On the tenth Policy Anniversary, We may adjust to a lesser rate based on Our expectations to future investment earnings, mortality, persistency, and expenses. This rate will not exceed the guaranteed loan interest rate for policy years 11+ shown under Policy Data and will then remain in effect while the policy remains In Force. If interest is not paid when it is due, it will be added to Your Indebtedness and charged the same interest rate as Your loan.

The additional loan interest will be taken from the Fixed Account and Subaccounts on a Pro-Rata Basis.

Loan Repayment

Your loan can be repaid in full or in part at any time before the last surviving Insured’s death and while this policy is In Force. A loan that exists at the end of the grace period may not be repaid unless this policy is reinstated.

Repayments should be clearly marked as “loan repayments”; otherwise, they will be credited to this policy as premiums.

Loan repayments will be allocated according to Your premium allocation percentages in effect.

Failure to Repay a Loan

Failure to repay a loan or to pay loan interest will not Terminate this policy unless the Cash Surrender Value is insufficient to cover the monthly deduction as provided in the Grace Period provision. This would happen if Indebtedness exceeded the Policy Value minus surrender charges.

Payment of a Loan

We will normally pay the portion of any loan amount from the Subaccounts within seven days after We receive Your Written Request. We reserve the right, however, to suspend or delay the date of any loan from the Subaccounts for any period:

1.	When the New York Stock Exchange is closed for trading (except for normal holiday closing); or

2.	When the Securities and Exchange Commission has determined that a state of emergency exists which may make such payment impractical.

Additionally, for any loan from the Fixed Account, We reserve the right to postpone the payment for up to six months after We receive Your Written Request unless the loan is used to pay premiums on any policies You have with Us. If We postpone payment more than 10 days after We receive the documentation necessary to complete the loan, We will also pay You interest at the rate of interest currently in effect for the provision entitled Option A – Interest Payments in the Payment of Proceeds section of this policy. However, no interest will be paid if the amount of interest is less than $25.

116947	Page 21	1/23

SUBACCOUNTS

Subaccount Allocations and Transfers

We convert and credit amounts allocated or transferred to the Subaccounts You specify into Accumulation Units. Accumulation Units are removed from Policy Value when surrenders, transfers or charges are taken from the Subaccounts.

Subaccounts purchase or redeem, as applicable, shares of the fund corresponding to the Subaccounts.

Subaccount Accumulation Units

For each of the Subaccounts, the determination of the number of Accumulation Units to credit to or subtract from Your Policy Value for each transaction is found by dividing: (1) the amount allocated to or transferred from the Subaccount; by (2) the Subaccount’s Accumulation Unit value for the Valuation Period in which We processed the transaction request.

Subaccount Accumulation Unit Value

The value of an Accumulation Unit for each of the Subaccounts is arbitrarily set at $1 when the Subaccount is established. The value for any later Valuation Period is found as follows: The Accumulation Unit value for a Subaccount for the last prior Valuation Period is multiplied by such Subaccount’s net investment factor for the following Valuation Period. The result is the current Accumulation Unit value. The value of an Accumulation Unit may increase or decrease from one Valuation Period to the next.

Determination of Net Investment Factor

The net investment factor is an index applied to measure the investment performance of a Subaccount from one Valuation Period to the next. The net investment factor of an Accumulation Unit may increase or decrease from one Valuation Period to the next.

To find the net investment factor of any such Subaccount for a Valuation Period, We divide (1) by (2), where:

(1)	Is the net result of:

a.	The net asset value per share of the portfolio or fund held in the Subaccount determined at the end of the current Valuation Period; plus

b.	The per-share amount of any dividend or capital gain distributions made by the investment held in the Subaccount; and

(2)	The net asset value per share of the portfolio or fund held in the Subaccount, determined at the end of the last prior Valuation Period.

Subaccount Value

The Subaccount value is determined by multiplying the current number of Accumulation Units credited to the Subaccount by the corresponding Accumulation Unit value.

Change of Investments of the Subaccounts

We may substitute the funds in which the Subaccounts invest only if laws or regulations change, the existing funds became unavailable, or in Our judgment, the funds are no longer suitable for the Subaccounts. If any of these situations occur, We have the right to substitute investments. When required, We would first seek the approval of the Securities and Exchange Commission and the insurance regulator of the state where this policy is delivered.

We will notify You of any changes to the Subaccounts or if a Subaccount becomes unavailable.

116947	Page 22	1/23

TRANSFERS OF VALUE AMONG ACCOUNTS

Transfers from the Subaccounts

By Written Request or other requests acceptable to Us, You may transfer all or part of the value of a Subaccount to one or more of the other Subaccounts, or to the Fixed Account. The amount transferred, however, must be at least: (1) $250; or (2) the total value of the Subaccount, if less. We reserve the right to limit such transfers to five per policy year. We may suspend or modify this transfer privilege at any time with the necessary approval of the Securities and Exchange Commission and the insurance regulator of the state in which this policy is delivered. We will give You notice prior to the suspension or modification of a transfer privilege.

Transfers from the Fixed Account to the Subaccounts

By Written Request or other requests acceptable to Us, You may also transfer value from the Fixed Account to the Subaccounts once a year, but only on the Policy Anniversary or within 30 days after such Policy Anniversary. If You make this transfer, You cannot transfer from the Subaccounts back into the Fixed Account until the next Policy Anniversary. If We receive Your Written Request within 30 days before the Policy Anniversary date, the transfer from the Fixed Account to the Subaccounts will be effective on the Policy Anniversary date. If We receive Your Written Request within 30 days after the Policy Anniversary date, the transfer from the Fixed Account to the Subaccounts will be effective on the date We receive the request. The minimum transfer amount is $250 or the Fixed Account Value minus Indebtedness, if less. The maximum transfer amount is the Fixed Account Value, minus Indebtedness. We may suspend or modify this transfer privilege at any time with the necessary approval of the Securities and Exchange Commission and the insurance regulator of the state in which this policy is delivered. We will give You notice prior to the suspension or modification of a transfer privilege.

Additionally, for any transfer request from the Fixed Account to a Subaccount, We reserve the right to postpone the transfer for up to six months after We receive Your Written Request. If We postpone payment more than 10 days after We receive the documentation necessary to complete the transfer, We will also pay You interest at the rate of interest currently in effect for the provision entitled Option A – Interest Payments in the Payment of Proceeds section of this policy. However, no interest will be paid if the amount of interest is less than $25.

Automated Transfers

Automated transfers may also be allowed. By an automated transfer arrangement, You may transfer:

1.	All or part of the value of a Subaccount to one or more of the other Subaccounts, and/or to the Fixed Account; or

2.	All or part of the Fixed Account Value, minus Indebtedness, to one or more of the Subaccounts.

Only one automated transfer arrangement can be in effect at any time. The arrangement may transfer value to multiple accounts including the Fixed Account and Subaccounts. Either the Fixed Account or one or more of the Subaccounts can be used as the source of funds for any automated transfer arrangement.

The minimum automated transfer amount is $50.

No automated transfer that includes transfers from the Fixed Account to a Subaccount can be set up that, if continued, would deplete the Fixed Account within 12 months.

Transfers at the Youngest Insured’s Attained Insurance Age 120 Anniversary

On the Youngest Insured’s Attained Insurance Age 120 Anniversary, any Policy Value in the Subaccounts will be transferred to the Fixed Account. Transfers from the Fixed Account to the Subaccounts are not permitted after the Youngest Insured’s Attained Insurance Age 120 Anniversary.

116947	Page 23	1/23

PAYMENT OF POLICY PROCEEDS

Payment of Proceeds upon Death of the Insured

Upon death of the last surviving Insured, the Proceeds will be paid in a single sum unless a payment option has been selected. The date on which the Proceeds are paid in a lump sum or first placed under a payment option is the settlement date. The Proceeds will be paid upon Our receipt of the following:

1.	Due proof of death;

2.	Information sufficient to determine Our liability and the appropriate payee legally entitled to the Proceeds; and

3.	If Proceeds depend on the action of parties other than Us, the date that legal impediments to payment are resolved and sufficient evidence is provided to Us.

Proceeds shall accrue interest at the Option A Interest Rate, shown under Policy Data in the Payment of Policy Proceeds Option Tables, from the date of the last surviving Insured’s death to the settlement date.

We reserve the right, however, to suspend or delay the portion of the Proceeds upon death that is paid from the value of the Subaccounts for any period:

1.	When the New York Stock Exchange is closed for trading (except for normal holiday closing); or

2.	When the Securities and Exchange Commission has determined that a state of emergency exists which may make such payment impractical.

Payment Options Other than a Single Sum

During an Insured’s lifetime, You may request in writing that We pay the Proceeds upon death of the last surviving Insured or upon surrender of the policy under one or more of the payment options as described in the policy or You may change a prior election. You may elect other payment options not shown if We agree.

However, unless We agree otherwise, a payment option may be selected only if the payments are to be made to a natural person in that person’s own right. Also, the amount of Proceeds placed under a payment option must be at least $5,000.

Any monthly annuity payment option at the time of their commencement will not be less than those that would be provided by the application of the Proceeds to purchase a single premium immediate annuity contract, then offered by Us, to the same class of annuitants.

Option A - Interest Payments

This option provides for payment of interest on the Proceeds placed under this option at the Option A Interest Rate, shown under Policy Data in the Payment of Policy Proceeds Option Tables, per year compounded annually. We will make regular interest payments at intervals and for a period that is agreeable to both You and Us. At the end of any payment interval, a withdrawal of Proceeds may be made in amounts of at least $100. At any time, all of the Proceeds that remain may be withdrawn or placed under a different payment option approved by Us.

116947	Page 24	1/23

Option B - Payments for a Specified Period

This option provides for monthly payments for a specified number of years. The amount of each monthly payment for each $1,000 placed under this option is shown in the Option B Table under Policy Data in the Payment of Policy Proceeds Option Tables.

Monthly payments for years not shown will be furnished upon request.

Option C - Lifetime Income

This option provides for monthly payments for the life of the person (the payee) who is to receive the income. Payments will be guaranteed for either 5, 10, or 15 years. The amount of each monthly payment for each $1,000 placed under this option will be based on Our Table of Settlement rates in effect at the time of the first payment. The amounts will not be less than those in the Option C Table, shown under Policy Data in the Payment of Policy Proceeds Option Tables, for the sex and age of the payee on the due date of the first payment.

Monthly income amounts for any age not shown in the Option C Table will be furnished upon request.

Beneficiary Request of Payment Option

After the last surviving Insured’s death but before any Proceeds are paid, the beneficiary may select a payment option by Written Request on a form satisfactory to Us.

However, You may provide that the beneficiary will not be permitted to change the payment option You have selected.

116947	Page 25	1/23

THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

INDIVIDUAL FLEXIBLE PREMIUM SURVIVORSHIP VARIABLE ADJUSTABLE LIFE INSURANCE POLICY

•	Policy continues until surrender, lapse, or the last surviving Insured’s death.

•	Death benefit payable at last surviving Insured’s death.

•

Flexible premiums payable as provided herein. Benefits, values, and periods of coverage are based on actual premiums paid, interest credited, investment performance of the Subaccounts and charges. Interest rates and charges are subject to change by Us as described herein.

•	This policy is nonparticipating. Dividends are not payable.

•	No-lapse guarantees as described herein.

RiverSource Life Insurance Co. of New York

20 Madison Avenue Extension

Albany, New York 12203

1.800.541.2251